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Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
MRS. FIELDS FAMOUS BRANDS, LLC

        This Limited Liability Company Agreement of Mrs. Fields Famous Brands, LLC, a Delaware limited liability company (the "Company"), dated as of February 4, 2004 (this "Agreement"), is made by Mrs. Fields' Original Cookies, Inc., a Delaware corporation, as sole member (the "Member").

W I T N E S S E T H:

        The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the "Act"), governing the affairs of the Company and the conduct of its business.

ARTICLE I

THE LIMITED LIABILITY COMPANY

        Section 1.1 Formation. The Member previously has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the "Certificate of Formation") has been filed on behalf of the Member in the Office of the Secretary of State of the State of Delaware in conformity with the Act. All actions taken by Deborah M. Reusch and any other person who executed or filed the Certificate of Formation or took other actions in connection with the formation of the Company hereby are adopted and ratified in all respects.

        Section 1.2 Name. The name of the Company shall be "Mrs. Fields Famous Brands, LLC" and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

        Section 1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

        Section 1.4 Registered Office and Agent. The location of the registered office of the Company is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        Section 1.5 Term. Subject to the provisions of Articles VI and VIII below, the Company shall have perpetual existence.

        Section 1.6 Principal Place of Business. The principal place of business of the Company shall be at such location as the Member, from time to time, may select.

        Section 1.7 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by the Member individually. The Common Interests (as hereinafter defined) of the Member shall constitute personal property.

        Section 1.8 Business Transactions of the Member with the Company. In accordance with Section 18-107 of the Act, the Member may transact business with the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a member.

        Section 1.9 Fiscal Year. The fiscal year of the Company (the "Fiscal Year") for financial statement purposes shall be the 52-week period ending on or about December 31 of each year (although approximately every five or six years a fifty-third week will be added) or at such other date as the Member, from time to time, may select.

ARTICLE II

THE MEMBER

        Section 2.1 The Member. The name and address of the Member is as follows:

Name	Address
Mrs. Fields' Original Cookies, Inc.	2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121

        Section 2.2 Member Meetings.

          (a)   Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member pursuant to subparagraph (b) below.

          (b)   Action by Written Consent. Any action may be taken by the Member without a meeting if authorized by the written consent of the Member. In no instance where action is authorized by written consent of the Member will a meeting of the Member be called or notice be given. However, a copy of the action taken by written consent shall be filed with the records of the Company.

        Section 2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

        Section 2.4 No Power to Bind the Company. The Member (acting in its capacity as such) shall not have the authority to bind the Company to any third party with respect to any matter.

        Section 2.5 Admission of Members. New members shall be admitted only upon the approval of the Member and execution by such new member of a joinder agreement (a "Joinder Agreement") in form and substance reasonably acceptable to the Member, providing that such new member shall be bound by and shall fully comply with the terms of this Agreement.

ARTICLE III

BOARD OF MANAGERS

        Section 3.1 Management By Board of Managers.

          (a)   Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the "Board"), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to fifteen (15) individuals (the "Managers"), the exact number of the Managers to be determined from time to time by resolution of the Member. The initial Board shall consist of seven members, who shall be Dudley C. Mecum (Chairman), Richard M. Ferry, Walker Lewis, Peter W. Mullin, Gilbert C. Osnos, Stephen Russo, and Christopher Wright.

          (b)   Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Board.

          (c)   Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

          (d)   The Board may designate one or more committees, each committee to consist of one or more of the Managers of the Corporation. The Board of Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided herein or in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board when required. Three functioning committees, Executive Committee, Compensation Committee and Audit Committee, have been formed by the Member as of the date of this Agreement. The initial members of such commmittes are as set forth on Exhibit A.

          (e)   The Managers may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director, payable in cash or securities. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 3.2 Action By the Board.

          (a)   All actions of the Board shall require the affirmative vote of a majority of the Managers.

          (b)   Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.

        Section 3.3 Power to Bind Company. The Board (acting in his capacity as such) shall have authority to bind the Company to any third party with respect to any matter.

        Section 3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. A list of the officers appointed by the Board as of the date of this Agreement is attached hereto as Exhibit B.

ARTICLE IV

CAPITAL STRUCTURE AND CONTRIBUTIONS

        Section 4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the "Common Interests"), which shall initially consist of one hundred common interests, all of which shall be issued to the Member. All Common Interests shall be identical in every respect.

        Section 4.2 Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contributions in an amount determined by the Member.

ARTICLE V

PROFITS, LOSSES AND DISTRIBUTIONS

        Section 5.1 Profits and Losses. In each year, profits (and items thereof) and losses (and items thereof) shall be allocated entirely to the Member.

        Section 5.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be made entirely to the Member.

        Section 5.3 Withholding Taxes. The Company is authorized to withhold from distributions to the Member, or with respect to allocations to the Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as having been distributed to the Member pursuant to this Article V for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Member.

ARTICLE VI

ACCOUNTS; TAX MATTERS

        Section 6.1 Books. The Member shall cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Member shall select. The Company's accounting period shall be the Fiscal Year specified in Section 1.9 or such other period as determined by the Member.

        Section 6.2 Company Tax Returns. The Member shall have the authority to file all tax returns required to be filed for the Company. Subject to Section 5.3, the Member may, in its sole and exclusive discretion, make or refrain from making any tax election for the Company that it deems necessary.

        Section 6.3 Tax Treatment. For so long as the Member is the sole member of the Company, (i) it is the intention of the Member that, for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner and (ii) the Member and the Company shall timely make all necessary elections and filings, if any, for income tax purposes such that the Company will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

ARTICLE VII

EVENTS OF DISSOLUTION

        Section 7.1 Events. The Company shall be dissolved upon the occurrence of any of the following events (each, an "Event of Dissolution"):

          (a)   The Member votes for dissolution; or

          (b)   A judicial dissolution of the Company under Section 18-802 of the Act.

        Section 7.2 Continuation. No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of the Member, shall cause the existence of the Company to terminate.

ARTICLE VIII

TRANSFER OF INTERESTS IN THE COMPANY

        Section 8.1 Transfer of Interests. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and any assignee of the Common Interests shall be admitted as a member of the Company upon execution of a Joinder Agreement.

ARTICLE IX

TERMINATION

        Section 9.1 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of Section 18-804 of the Act, and all Common Interests in the Company shall be cancelled.

        Section 9.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Member from the date of the last previous accounting to the date of dissolution.

        Section 9.3 Distribution in Kind. All or any portion of the Company's assets may be distributed in kind to the Member in the event the Member determines that it is in the best interest of the Company.

        Section 9.4 Cancellation of Certificate. Upon the completion of the winding up of the Company and the distribution of the Company's assets, the Company shall be terminated and the Member shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE X

EXCULPATION AND INDEMNIFICATION

        Section 10.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Member or any employees, representatives or agents of the Member, nor any Manager, officer, employee, representative or agent of the Company (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

        Section 10.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative ("Claims"), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person's rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 10.2.

        Section 10.3 Amendments. Any repeal or modification of this Article X by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article X, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

AMENDMENT TO AGREEMENT

        Section 11.1 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

ARTICLE XII

GENERAL PROVISIONS

        Section 12.1 Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. References in this Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

        Section 12.2 Severability. If any provision or clause of this Agreement is held to be invalid or unenforceable for any reason, such provision or clause shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions and clauses will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the member(s) regarding this Agreement. Otherwise, any invalid or unenforceable provision or clause shall be replaced by the member(s) with a valid provision or clause which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

        Section 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereunder.

        Section 12.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Member.

        Section 12.5 Additional Documents and Acts. The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

        Section 12.6 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

        Section 12.7 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Limited Liability Company Agreement as of the day first above written.

MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ MICHAEL R. WARD
Name:	Michael R. Ward
Title:	Senior Vice President

Exhibit A

Executive Committee
Dudley C. Mecum (Chairman)
Stephen Russo

Compensation Committee
Walker Lewis (Chairman)
Richard M. Ferry
Peter W. Mullin

Audit Committee
Dudley C. Mecum (Chairman)
Gilbert C. Osnos
Christopher Wright

Exhibit B

Officer	Title
Stephen Russo	President and Chief Executive Officer
Sandra M. Buffa	Senior Vice President, Chief Financial Officer and Treasurer
Michael R. Ward	Senior Vice President, General Counsel and Secretary

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LIMITED LIABILITY COMPANY AGREEMENT OF MRS. FIELDS FAMOUS BRANDS, LLC